
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK> 0000805297
<NAME> KRUPP INSURED PLUS II LTD PARTNERSHIP

<PERIOD-TYPE>                   12-MOS
<FISCAL-YEAR-END>                          DEC-31-1997
<PERIOD-END>                               DEC-31-1997
<CASH>                                       9,052,480
<SECURITIES>                               166,775,746<F1>
<RECEIVABLES>                                1,180,660
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                             3,118,091<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             180,126,977
<CURRENT-LIABILITIES>                           25,588
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                   178,332,169<F3>
<OTHER-SE>                                   1,769,220<F4>
<TOTAL-LIABILITY-AND-EQUITY>               180,126,977
<SALES>                                              0
<TOTAL-REVENUES>                            16,672,558<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             3,699,958<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                             12,972,600
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                         12,972,600
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                12,972,600
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1>Includes Participating Insured Mortgages ("PIMs") of $122,048,053 and
Mortgage-Backed Securities ("MBS") of $44,727,693.
<F2>Includes prepaid acquisition fees and expenses of $10,774,240 net of accumulated amortization of $8,293,080 and prepaid participation servicing fees of $3,344,245 net of accumulated amortization of $2,707,314.
<F3>Represents total equity of General Partners and Limited Partners. General
Partners deficit of ($265,315) and Limited Partners equity of $178,597,484.
<F4>Unrealized gain on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $1,907,062 of amortization of prepaid fees and expenses.
<F7>Net income allocated $389,178 to the General Partners and $12,583,422 to the
Limited Partners. Average net income per Limited Partner interest is $.86 on 14,655,512 Limited Partner interest outstanding.

